Exhibit 99.1

Trex Company Announces Fourth-Quarter and Full-Year 2007 Results

WINCHESTER, Va.--(BUSINESS WIRE)--Trex Company, Inc. (NYSE: TWP), manufacturer and distributor of Trex® decking, railing, fencing and trim, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

Net sales for the fourth quarter of 2007 totaled $30.3 million, compared to net sales of $32.1 million for the fourth quarter of 2006. The Company reported a net loss for the 2007 fourth quarter of $41.0 million, or $2.75 per diluted share, compared to a net loss of $13.8 million, or $0.93 per diluted share, for the 2006 fourth quarter. The Company’s fourth-quarter 2007 results were adversely affected by charges totaling $22 million.

For the full 2007 year, Trex reported net sales of $329.0 million, compared to net sales of $337.0 million for 2006, which represents a 2.4% decrease. The Company reported a net loss of $75.9 million, or $5.10 per diluted share, for 2007 compared to net income of $2.3 million, or $0.16 per diluted share for 2006. The Company’s 2007 results were adversely affected by charges totaling $94 million.

President and Chief Executive Officer Ronald W. Kaplan commented, "We are extremely disappointed with 2007 financial results, which were burdened with charges stemming from poor control over manufacturing operations, quality and fixed asset management. Since I joined Trex on January 7, 2008, we have been taking decisive actions to right-size the Company, recruit new management, control costs and enhance operating and financial controls. For example, last week we reduced Trex’s salaried workforce by approximately 30 people, resulting in annual savings of $3.5 million.

“Nevertheless, Trex’s steady sales illustrate our success in improving product quality, the strength of the Trex brand and the expansion of our distribution network. We are pleased with the Company’s sales performance considering the soft market conditions and overall downturn in the building materials industry. Importantly, the Company also managed its cash position well during the 2007 fourth quarter, ending the year with no borrowings on our revolving line of credit – an improvement over previous guidance.

"Even though 2008 will present challenges to our Company given the expected continued economic and housing downturn, we are positioned through our quality and new product initiatives to post strong top-line performance, and we remain focused on building the pre-eminent brand in the outdoor living products category with our best-in class product offerings. We are particularly pleased that the market is acknowledging the remarkably improved quality of our core products. Our capital spending over the last 24 months is contributing to improved productivity and manufacturing cost reductions. In addition, we expect to improve gross margins in 2008 as operating performance continues to improve over early 2007 levels.”

Mr. Kaplan concluded, "We are fully committed to restoring Trex Company’s financial health and providing a competitive return to our shareholders. We recently added two new members to the executive staff, Vice President and Chief Financial Officer James E. Cline and Vice President of Operations Timothy F. Reese. Jim and Tim will complement the existing executive team and together we will continue building on the work that has been done thus far to drive profitability and improve liquidity. In today’s very difficult housing market, we are gratified by the steady pace of our sales and expect first-quarter 2008 revenue to be approximately on par with the $115.9 million in revenue realized in the first quarter of 2007.”

The Company's full-year 2007 results were adversely affected by charges totaling $94 million. The Company recognized charges of $72 million through the 2007 third quarter, which included a combined $64 million of period costs and reserves related to a product defect for decking material manufactured at its Nevada plant between 2003 and mid-2006 and a $9 million inventory adjustment for the obsolescence of discontinued product and product that did not meet the Company’s quality standards. The Company recognized additional charges of $22 million in the 2007 fourth quarter, which included an increase of $1.5 million to the above-mentioned product defect reserve, a $9 million charge against revenue in distributor credits related to the Company’s voluntary decision to take back older-generation Trex Accents® product, $6 million of fixed asset write-offs which were charged to selling, general and administrative expenses and $5.5 million of other expenses.

Fourth-Quarter and Full-Year 2007 Conference Call and Webcast Information

Trex will hold a conference call to discuss its 2007 fourth-quarter and year-end results on Tuesday, February 26, 2008 at 10:00 a.m. ET. A live webcast of the conference call will be available to all investors in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on February 26. To listen to the telephone replay, dial 706-645-9291 and enter conference ID #32443266.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing and fencing, with over 15 years of product experience. Products are marketed under the brand name Trex®. Made from a unique formulation of reclaimed wood and plastic, combined through a proprietary process, Trex decking, railing and fencing offer significant design flexibility with fewer ongoing maintenance requirements than wood. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes™ and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Accents®, Trex Escapes™ and Trex Trim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007 and its subsequent filings on Form 10-Q and Form 8-K discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007

Net sales	$32,107	$30,289	$336,956	$328,952

Cost of sales	36,743	34,999	257,671	289,529

Gross profit (loss)	(4,636)	(4,710)	79,285	39,423

Selling, general and administrative expenses	16,485	27,466	73,223	119,439

Income (loss) from operations	(21,121)	(32,176)	6,062	(80,016)

Interest expense, net	860	2,754	3,011	8,995

Income (loss) before income taxes	(21,981)	(34,930)	3,051	(89,011)

Provision (benefit) for income taxes	(8,190)	6,068	708	(13,099)

Net income (loss)	$(13,791)	$(40,998)	$2,343	$(75,912)

Diluted earnings (loss) per share	$(0.93)	$(2.75)	$0.16	$(5.10)

Diluted weighted average shares outstanding	14,843,318	14,899,675	14,892,966	14,884,174

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	31-Dec-06	31-Dec-07

ASSETS
Current assets:
Cash and cash equivalents	$672	$66
Accounts receivable	18,140	6,588
Inventories	111,434	92,569
Prepaid expenses and other assets	3,201	2,617
Income taxes receivable	6,480	2,376
Deferred income taxes	3,180	16,007
Total current assets	143,107	120,223
Property, plant and equipment, net	198,525	193,944
Goodwill	6,837	6,837
Debt-related derivatives	359	--
Other assets	3,489	7,722
Total assets	$352,317	$328,726
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$57,834	$41,359
Accrued warranty	2,467	21,084
Line of credit	44,132	--
Current portion of long-term debt	9,115	1,198
Total current liabilities	113,548	63,641
Deferred income taxes	17,217	15,763
Accrued taxes	--	3,620
Non-current accrued warranty	--	18,901
Debt-related derivatives	747	1,044
Long-term debt, net of current portion	51,390	131,730
Total liabilities	182,902	234,699
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	--	--
Common stock, $0.01 par value, 40,000,000 shares authorized; 14,913,889 and 15,076,738 shares issued and outstanding at December 31, 2006 and 2007, respectively	149	151
Additional paid-in capital	62,986	66,523
Deferred compensation	--	--
Accumulated other comprehensive loss	(278)	(557)
Retained earnings	106,558	27,910
Total stockholders’ equity	169,415	94,027
Total liabilities and stockholders’ equity	$352,317	$328,726

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2006	2007
OPERATING ACTIVITIES
Net income	$2,343	$(75,912)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	20,262	22,491
Other non-cash charges, net	2,255	(2,729)
Changes in operating assets and liabilities	(28,898)	54,987

Net cash used in operating activities	$(4,038)	$(1,163)

INVESTING ACTIVITIES	$(27,743)	$(24,035)

FINANCING ACTIVITIES	$31,058	$24,592

Net decrease in cash and cash equivalents	$(723)	$(606)
Cash and cash equivalents at beginning of period	$1,395	$672

Cash and cash equivalents at end of period	$672	$66

CONTACT:
Trex Company, Inc.
Anthony J. Cavanna, 540-542-6300
Chief Financial Officer
OR
Lippert/Heilshorn & Assoc.
Harriet Fried, 212-838-3777